Exhibit 8.1

MCGRATH NORTH MULLIN & KRATZ, PC LLO
SUITE 3700 FIRST NATIONAL TOWER
1601 DODGE STREET
OMAHA, NEBRASKA 68102
PH: (402) 341-3070

August 21, 2015

FitLife Brands, Inc.
4509 143rd Street, Suite 1
Omaha, NE 68137

Ladies and Gentlemen:

We have acted as counsel to FitLife Brands, Inc., a Nevada corporation (“FitLife”), in connection with the merger of iSatori, Inc., a Delaware corporation (“iSatori”), with and into ISFL Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of FitLife (“Merger Sub”), with iSatori as the surviving entity (the “Merger”) pursuant to the terms of the Agreement and Plan of Merger dated as of May 18, 2015, by and between FitLife, iSatori, and Merger Sub (the “Merger Agreement”). At your request, and in connection with the filing of a registration statement on Form S-4 (333-205532) initially filed by FitLife on July 7, 2015 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), we are rendering our opinion concerning certain U.S. federal income tax matters.

In preparing our opinion, we have examined the Merger Agreement and the Registration Statement, including the proxy statement/prospectus that forms a part of the Registration Statement. In addition, we have examined such other documents, instruments and information as we considered necessary to enable us to express this opinion. Our opinion is also based on (i) the accuracy of the representations, statements and facts concerning the Merger set forth in the Merger Agreement and the Registration Statement and we have assumed that such representations, statements and facts will be accurate and complete as of the closing date of the Merger (as if made as of such time), (ii) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement, and (iii) representations made by you and iSatori, with respect to certain factual matters, including the representation letters from you and iSatori, and we have assumed that such representations will be accurate and complete as of the closing date of the Merger (as if made as of such time).

Our opinion is based on the Internal Revenue Code of 1986 (the “Code”), the legislative history with respect thereto, rules and regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis. There can be no assurance that our conclusions will not be rendered invalid as a result of subsequent changes in the law, including changes to the Code, the regulations thereunder, or the interpretation thereof by the courts or the Internal Revenue Service.

Based upon and subject to the foregoing, we hereby confirm to you that, subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the discussion in the proxy statement/prospectus forming part of the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger” (the “Discussion”):  (i) it is our opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the Discussion, to the extent that it relates to matters of United States federal income tax law, is accurate in all material respects.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement it to reflect any change of fact, circumstance, or law after the date hereof.

Furthermore, our opinion is not binding on the Internal Revenue Service or any court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusions. Thus, there can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours very truly,

/s/ McGrath North Mullin & Kratz, PC LLO

McGrath North Mullin & Kratz, PC LLO